Exhibit 4.1

CERTIFICATE OF DESIGNATION

OF RIGHTS AND PREFERENCES

OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

THE IMMUNE RESPONSE CORPORATION

I, John M. Bonfiglio, President and Chief Executive Officer of The Immune Response Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, do hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of this corporation, the Board of Directors on December 19, 2003 adopted the following resolution creating a series of 835,561 shares of Preferred Stock, par value of $.001 per share, designated as Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.             Designation and Number of Shares; Dividends.

1.1.          Designation and Number of Shares.  The shares of such series shall be designated as “Series A Convertible Preferred Stock” (“Series A Preferred Stock”).  The number of shares constituting the Series A Preferred Stock shall be 835,561.

1.2.          Preferential Dividends.  The holders of shares of Series A Preferred Stock, in preference to the holders of Junior Securities (as defined in Section 11 hereof), shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock at the rate of 9% per annum on the Original Purchase Price (as defined in Section 11 hereof) thereof (computed on a daily basis and on the basis of a 360-day year) (“Series A Dividends”) from the date of issuance of such share until the earliest of (i) July 7, 2006, (ii) the date on which the corporation redeems such share of Series A Preferred Stock and (iii) the date on which such share of Series A Preferred Stock is converted into shares of the corporation’s common stock, par value $.0025 per share (“Common Stock”).  Series A Dividends shall accrue daily (whether or not declared and whether or not there are profits, surplus or other funds or assets of the corporation legally available for the payment of dividends) but be payable in arrears upon any liquidation or dissolution of the corporation or the conversion or redemption of shares of Series A Preferred Stock and at such other times as may be determined by the corporation.  Series A Dividends may be paid, at the option of the corporation, in cash and/or in shares of Common Stock of the corporation; provided, however, that all Series A Dividends payable upon the corporation’s redemption of any share of Series A Preferred Stock must be paid in cash.  If the corporation elects to pay, in whole or in part, Series A Dividends in shares of Common Stock, the number of shares of Common Stock to be issued in lieu of cash dividends shall be equal to:  (x) the dollar amount of such dividend divided by (y) a price equal to the lesser of:  (i) the average of the closing prices of the Common Stock for the ten (10) consecutive trading days immediately preceding the respective dividend payment date and (ii) the closing price of the Common Stock on the trading day immediately preceding such respective dividend payment date.

1.3.          Priority.  No dividends or distributions, in cash, securities and/or other property, shall be declared or paid or set apart for payment on any Junior Securities, unless such dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Stock (a) in an amount equal to the dividend or distribution that would be payable if the Series A Preferred Stock were converted into Common Stock on the date of payment, declaration or distribution, if the dividend or distribution is in respect of Common Stock or (b) at a rate proportionate to the relative per share stated value of the Series A Preferred Stock and the recipient class or series of stock, if the recipient class or series is other than in respect of Common Stock.

2.             Liquidation.

2.1           Liquidation Preference.  Upon any liquidation, dissolution or winding up of the corporation (a “Liquidation”), each holder of Series A Preferred Stock shall be entitled to be paid out of assets of the corporation available for distribution to its stockholders in preference to any distribution to holders of Junior Securities, an amount in cash equal to the Original Purchase Price (as defined in Section 11 hereof) per share of Series A Preferred Stock then held plus all accrued but unpaid Series A Dividends on such share up to the date of the Liquidation (the “Liquidation Amount”).  A consolidation, merger, acquisition, or other corporate reorganization of the corporation pursuant to which the stockholders of the corporation immediately before such transaction own less than 50% of the voting power of the corporation immediately after such transaction, or any other transaction in which all or substantially all of the assets of the corporation are sold, transferred or otherwise disposed of shall be deemed to be a Liquidation.

2.2           Pro Rata Distribution.  If, upon a Liquidation, the corporation’s assets available for distribution to its stockholders are insufficient to permit payment to holders of Series A Preferred Stock of the aggregate Liquidation Amount of their Series A Preferred Stock, then the entire assets available for distribution shall be distributed among holders of Series A Preferred Stock pro rata on the basis of the aggregate Liquidation Amount of the Series A Preferred Stock held by each holder before any payment is made to holders of Junior Securities.

2.3           Priority.  All of the preferential amounts to be paid to the holders of the Series A Preferred Stock as to distributions upon a Liquidation shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the corporation to, the holders of Junior Securities.

3.             Voting Rights.

3.1.          Ordinary Voting.  Except as may otherwise be required by law, the corporation’s Amended and Restated Certificate of Incorporation or this Certificate of Designation, holders of Series A Preferred Stock shall vote with holders of Common Stock as a single class on each matter submitted to a vote of the corporation’s stockholders.  Each share of Series A Preferred Stock shall have a number of votes equal to 75% of the number of votes possessed by the number of shares of Common Stock into which the share of Series A Preferred Stock is initially convertible. Any fractional voting rights that result (after aggregating, in the case of each holder of Series A Preferred Stock, all shares of Common Stock into which all of the holders’ shares of Series A Preferred Stock could be converted) shall be rounded upwards or downwards to the nearest whole number (with one-half being rounded upwards).

4.             Conversion.

4.1.          Conversion Procedure.

4.1.1.       At any time and from time to time, a holder of Series A Preferred Stock may convert all or any portion of the holder’s shares of Series A Preferred Stock (and any accumulated dividends thereon) into a number of shares of Common Stock computed by dividing (i) the Liquidation Amount of the share of Series A Preferred Stock to be converted by (ii) the Conversion Price (as defined in Section 4.2 hereof) then in effect.

4.1.2.       Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which a certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the corporation’s principal office (or at the office of the transfer agent for the Series A Preferred Stock if the corporation has so appointed such a transfer agent), together with written notice that such holder elects to convert all or a specified portion of the Series A Preferred Stock represented by such certificates into Common Stock.  Such notice shall specify whether the Common Stock to be issued upon conversion shall be issued in such holder’s name or in the name of another Person (as defined in Section 11 hereof).  When the conversion has been effected, the rights of the converting holder as such holder of the shares of Series A Preferred Stock so converted shall cease, and the Person(s) in whose name(s) any certificate or certificates for shares of Common Stock are to be issued upon the conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

4.1.3.       As soon as practicable but in any event within ten (10) Business Days (as defined in Section 11 hereof) after a conversion has been effected, the corporation shall deliver to the converting holder:  (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of the conversion in such name(s) and such denomination(s) as the converting holder has specified; and (ii) a certificate representing any shares of Series A Preferred Stock that were represented by the certificate or certificates delivered to the corporation in connection with the conversion but that were not converted.

4.1.4.       The issuance of a certificate or certificates for shares of Common Stock upon the conversion of Series A Preferred Stock shall be made without charge to the converting holder for any issuance tax in respect of the conversion or other cost incurred by the corporation in connection with the conversion and the related issuance of shares of Common Stock.

4.1.5.       Upon conversion of each share of Series A Preferred Stock, the corporation shall take all actions that may be necessary in order to ensure that the shares of Common Stock issued as a result of the conversion are validly issued, fully paid and nonassessable.  The corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

4.1.6.       The corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock.

4.1.7.       If any fractional interest in a share of Common Stock would, except for the provisions of this Section 4.1.7, be issuable upon any conversion of Series A Preferred Stock, the corporation, in lieu of issuing the fractional share otherwise issuable, may pay an amount in cash to the holder of the fractional interest equal to the product of the (x) Market Price (as defined in Section 11 hereof) as of the date of conversion multiplied by (y) the fractional interest.

4.1.8.       Notwithstanding any other provision of this Section 4, if a conversion of Series A Preferred Stock is to be made in connection with a Corporate Change (as defined in Section 11 hereof), a Change of Control (as defined in Section 11 hereof) or any other similar transaction affecting the corporation and its capital stock, the conversion may be conditioned, at the election of the converting holder, upon the consummation of the Corporate Change or Change of Control or other such similar transaction affecting the corporation and its capital stock, in which event the conversion shall not be deemed to be effective until the Corporate Change or Change of Control or other such similar transaction affecting the corporation and its capital stock has been consummated.

4.2.          Conversion Price.  The conversion price for Series A Preferred Stock (the “Conversion Price”) shall initially be $1.4960 and shall be adjusted as follows:

Months from July 7, 2003	Conversion Price
0-12	$1.4960
13-15	$1.1968
16-18	$0.9973
19-21	$0.8549
22-24	$0.7480
25-27	$0.6649
28-30	$0.5984
31-33	$0.5440
34+	$0.4987

In order to prevent dilution of the conversion rights granted under Section 4.1 above, the Conversion Price for Series A Preferred Stock shall be subject to adjustment from time to time pursuant to Sections 4.3, 4.4, 4.5 and 4.6 hereof.

4.3.          Common Stock Subdivision or Combination.  If the corporation at any time subdivides (by a stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the subdivision shall be proportionately decreased; and if the corporation at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment of the Conversion Price under this Section 4.3 shall become effective as and when the subdivision or combination becomes effective.  A subdivision or combination of Common Stock described in this Section 4.3 is referred to as a “Pro-Rata Stock Event.”

4.4.          Corporate Change.  Prior (and as a condition) to the consummation of any Corporate Change, the corporation shall make appropriate provisions to ensure that each holder of Series A Preferred Stock shall have the right to receive upon conversion of the holder’s Series A Preferred Stock, in lieu of the shares of Common Stock that the holder otherwise would have been entitled to receive upon conversion, the stock, securities or assets that the holder would have received in connection with the Corporate Change if the holder had converted the holder’s Series A Preferred Stock immediately prior to the Corporate Change.  The corporation shall not effect any Corporate Change unless, prior to the consummation of the Corporate Change, the successor corporation (if other than the corporation) or the purchasing corporation, by written instrument, undertakes the obligations of the corporation described in the immediately preceding sentence and assumes the obligation to deliver to each holder of Series A Preferred Stock such shares of stock, securities or assets that the holder is entitled to receive in accordance with this Section 4.4.

4.5.          Anti-Dilution Protection.

4.5.1.       If, on or after the Initial Issue Date, the corporation issues or sells, or in accordance with Section 4.6 is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issuance or sale the Conversion Price shall be reduced to a Conversion Price determined by dividing (a) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus (y) the consideration, if any, received by the corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

4.5.2.       Notwithstanding the foregoing and Section 4.6, there shall be no adjustment in the Conversion Price as a result of:

(i)            the grant of Options which are authorized to be granted under an Approved Stock Plan; provided, however, that the foregoing exception to the anti-dilution provisions of this Section 4.5 shall not apply to Options to the extent that all such Options represent in the aggregate more than ten (10%) percent of the number of shares of Common Stock issued and outstanding (on a fully-diluted basis) immediately prior to such grant; or

(ii)           the issuance of shares of Common Stock (or Options) in connection with acquisitions, commercial relationships and debt financings.

4.6.          Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under Section 4.5, the following shall be applicable:

4.6.1.       If the corporation in any manner grants or sells any Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, less any consideration payable by the corporation to the holder of such Options in connection with the exercise thereof, and in the case of such Options that relate to Convertible Securities, less any consideration payable by the corporation to the holder of such Convertible Securities in connection with the exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

4.6.2.       If the corporation in any manner issues or sells any Convertible Securities, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the corporation upon the conversion or exchange thereof, less any consideration payable by the corporation to the holder of such Convertible Securities in connection with the exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4.6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

4.6.3.       If the exercise price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, a corresponding number of shares of Common Stock shall be deemed to have been issued (whether such corresponding number is higher or lower than the number of shares of Common Stock initially deemed to have been issued) and the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had any such Options or Convertible Securities that are still outstanding provided for such changed exercise price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold and any subsequent adjustments to the Conversion Price were based thereon.  If such adjustment would result in an increase of the Conversion Price then in effect, however, such adjustment shall not be effective until 30 days after written notice thereof has been given by the corporation to all holders of Series A Preferred Stock but in no event shall any such increase in the Conversion Price cause the Conversion Price to be greater than it was immediately prior to the issuance of the Option or Convertible Security in question (after giving effect to any adjustments to the Conversion Price occurring subsequent to such issuance).  For purposes of this Section 4.6.3, if the terms of any Option or Convertible Security that was outstanding as of the date of filing of this Certificate of Designation are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; but no such change shall at any time cause the Conversion Price hereunder to be increased.

4.6.4.       Upon the termination or expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued and any subsequent adjustments to the Conversion Price were based thereon.  If such expiration or termination would result in an increase in the Conversion Price then in effect, however, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of Series A Preferred Stock, but in no event shall any such increase in the Conversion Price cause the Conversion Price to be greater than it was immediately prior to the issuance of the Option or Convertible Security question (after giving effect to any adjustments to the Conversion Price occurring subsequent to such issuance).  For purposes of this Section 4.6.4, the expiration or termination of any Option or Convertible Security that was outstanding as of the date of filing of this Certificate of Designation shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Initial Issue Date.

4.6.5.       If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be.  In the event that any Common Stock, Options or Convertible Securities are issued together with other shares, securities or other assets of the corporation for consideration which covers both, the consideration for the Common Stock, Options or Convertible Securities, as the case may be, shall be the proportion of the consideration so received that is fairly attributable to the Common Stock, Options or Convertible Securities in question.  The fair value of any consideration other than cash and securities and the proportion of consideration where Common Stock, Options or Convertible Securities are issued together with other shares, securities or other assets, shall be determined in good faith by the Board of Directors of corporation.

4.6.6.       The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the corporation or any Subsidiary, but the transfer of any shares of Common Stock so owned or held to a third party shall be considered an issue or sale of Common Stock.

4.6.7.       If the corporation establishes a record date for the purpose of entitling the holders of Common Stock (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

4.7.          Notices of Adjustment.  Within ten (10) Business Days of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of Series A Preferred Stock.  All adjustments made pursuant to this Section 4 shall be made to the nearest one hundredth of a cent.

4.8.          Protection of Conversion Rights.  In case any event shall occur as to which the other provisions of this Section 4 hereof (i) are not strictly applicable, but the failure to make any reduction to the conversion price of the Series A Preferred Stock would not, in the reasonable judgment of the Board of Directors of the corporation, acting in good faith, fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions or (ii) if strictly applied would not, in the reasonable judgment of the Board of Directors of the corporation, acting in good faith, fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, the Board of Directors of the corporation shall appoint a firm of independent certified public accountants (which may be the regular auditors of the corporation) of recognized national standing, which shall give their opinion upon the adjustment, if any, to the Conversion Price of the Series A Preferred Stock on a basis consistent with the essential intent and principles of this Section 4, necessary to preserve, without dilution, the conversion rights of all the holders of such Series A Preferred Stock.  Upon receipt of such opinion, the corporation shall promptly mail a copy thereof to the holders of the Series A Preferred Stock and make the reductions described therein.

4.9.          No Impairment.  The corporation will not, by amendment of this Certification of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

5.             Redemptions.

5.1.          Redemption Request At Corporation’s Option.  At any time after the Initial Issue Date, upon written notice of the proposed redemption to all holders of Series A Preferred Stock given at least fifteen (15) Business Days prior to the proposed redemption date (“Request Notice”), the corporation shall have the right to request the redemption, in whole or in part, of the outstanding shares of Series A Preferred Stock at a redemption price per share of Series A Preferred Stock equal to the Liquidation Amount thereof; provided, however, that the holder or holders of the shares of Series A Preferred Stock sought to be redeemed by the corporation may, in its or their sole discretion, reject, in writing within five (5) Business Days following the Request Notice (the “Rejection Period”), the corporation’s request.  The corporation’s exercise of its redemption rights under this Section 5 shall be subject to the conversion rights under Section 4 of each holder of Series A Preferred Stock, who may exercise those rights at any time prior to the redemption date.

5.2.          Payment of Redemption Price.  For each share of Series A Preferred Stock that is to be redeemed, the corporation shall be obligated on the redemption date to pay to the holder, upon the holder’s surrender at the corporation’s principal office of the certificate representing the share to be redeemed, the full redemption price of the share in immediately available funds.  If the funds of the corporation legally available for the redemption of Series A Preferred Stock on the redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock that the corporation has sought to redeem and are accepted for redemption, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares to be redeemed which are held by each holder.

5.3.          Notice of Corporation’s Redemption.  In the event the corporation shall exercise its right to request redemption of shares of Series A Preferred Stock and its request shall not have been rejected by the holders thereof within the Rejection Period, notice of such redemption shall be given to each holder of Series A Preferred Stock as provided in Section 10 hereof.  Such Notice shall state:  (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  Notice having been given by the corporation as provided above, unless the corporation shall default in the payment of the redemption price, from and after the redemption date, dividends on the shares of Series A Preferred Stock called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price) shall cease.

6.             Restrictions and Limitations.

6.1.          Restricted Transactions.  As long as any shares of Series A Preferred Stock remain outstanding, the corporation shall not, directly or indirectly, including directly or indirectly through a Subsidiary, take any of the following actions without the affirmative vote or written consent of holders of at least 66.67% of the shares of Series A Preferred Stock then outstanding:

6.1.1.       amend, alter, repeal or restate this Certificate of Designation or the Restated Certificate of Incorporation, as amended, or by-laws (whether by merger, consolidation or otherwise) in any manner that would adversely alter or change the powers, preferences, privileges or rights of Series A Preferred Stock or which otherwise adversely affects the holders of the Series A Preferred Stock as a class;

6.1.2.       authorize, issue or otherwise create any shares of capital stock of the corporation with liquidation and/or dividend or voting rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

6.1.3.       increase the number of authorized shares of the Series A Preferred Stock;

6.1.4.       effect any recapitalization of the capital stock of the corporation;

6.1.5.       effect any Liquidation; and/or

6.1.6.       increase the number of shares reserved for issuance under the Approved Stock Plan to an amount greater than ten (10%) percent of the number of shares of Common Stock issued and outstanding (on an as converted to Common Stock, fully-diluted basis).

7.             Registration and Transfer.

7.1.          The corporation shall keep at its principal office a register for the registration of Series A Preferred Stock or, at its option, may appoint a transfer agent for such registration.  The corporation or such transfer agent, as the case may be, may deem and treat the registered holder(s) of the Series A Preferred Stock as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on the Series A Preferred Stock certificates made by any Person) for the purpose of any conversion or redemption thereof or any payment or distribution to the holder(s) thereof, and for all other purposes, and the corporation or transfer agent, as the case may be, shall not be affected by any notice to the contrary other than pursuant to Section 7.2 hereof.  For the purpose of this Agreement, all references herein to a holder of Series A Preferred Stock shall refer to a registered holder of Series A Preferred Stock.

7.2.          Upon the surrender of any certificate representing Series A Preferred Stock at the corporation’s principal office, the corporation shall, at the request of the record holder of the certificate, execute and deliver (at the corporation’s expense) a new certificate or certificates in exchange representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Series A Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Series A Preferred Stock shall be subject, however, to any applicable contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder in the event of a transfer to a name other than the name of the transferring holder.

8.             Replacement.

Upon receipt of evidence reasonably satisfactory to the corporation (e.g., an affidavit of the registered holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the corporation shall (at its expense) execute and deliver in replacement a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

9.             Amendment and Waiver.

No amendment, modification (including additions) or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of holders of not less than 66.67% of the shares of Series A Preferred Stock outstanding at the time that the action is taken. No change in the terms of this Certificate of Designation may be accomplished by merger or consolidation of the corporation with another corporation unless the corporation has obtained the prior affirmative vote or written consent of holders of not less than 66.67% of the shares of Series A Preferred Stock then outstanding.

10.          Definitions.

 “Affiliate” means, with respect to a Person, (a) any director, executive officer, general partner, managing member or other manager of such Person, (b) any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person and (c) if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is Controlled by any such member or trust.

“Approved Stock Plan” means any stock option or stock-based incentive plan that is duly adopted by the Board of Directors for issuance to employees, directors and other service providers.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the corporation, as amended, and in effect on the date on which this Certificate of Designation is filed and as it may be amended from time to time.

“Board” or “Board of Directors” means the Board of Directors of the corporation as it exists from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than holders of the Series A Preferred Stock becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting stock of the corporation or (b) the corporation consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into the corporation, in any such event pursuant to a transaction in which the holders of the outstanding voting shares of the corporation immediately prior to such transaction hold less than 50% of the outstanding voting stock of the surviving or transferee company or its parent company immediately after such transaction or immediately after such transaction any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than holders of the Series A Preferred Stock is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the surviving or transferee company or its parent company; provided, however, that a “Change of Control” shall not include a transfer of all or substantially all of the assets of the corporation to one or more wholly owned subsidiaries or any merger or consolidation of the corporation immediately after which holders of the outstanding voting stock of the corporation immediately prior to such transaction hold 50% or more of the outstanding voting stock of the surviving company or its parent company.

“Common Stock” is defined in Section 1.1 hereof.

“Common Stock Deemed Outstanding” means, at any given time, (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon conversion at such time of the shares of Series A Preferred Stock, plus (iii) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4.6.1 and 4.6.2, whether or not the Options or Convertible Securities are actually exercisable or convertible at such time.

“Control” means (i) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conversion Price” is defined in Section 4.2 hereof.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Corporate Change” means any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the corporation’s assets to another Person that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon a subsequent liquidation of the corporation) stock, securities or assets in respect of or in exchange for Common Stock.

“Initial Issue Date” means the first date on which any shares of Series A Preferred Stock are issued hereunder.

“Junior Securities” means the Common Stock and any class or series of Preferred Stock of the corporation other than the Series A Preferred Stock.

“Liquidation” is defined in Section 2.1 hereof.

“Liquidation Amount” is defined in Section 2.1 hereof.

“Market Price” of any security means the average (weighted by daily trading volume) of the closing prices of such security’s sales on all securities exchanges on which such security may be listed at the time, or, if there has been no sales on any such exchange on any day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case (except when the “Market Price” is being determined for purposes of Section 5.2) averaged over a period of 20 days consisting of the day as of which the “Market Price” is being determined and the 19 consecutive Business Days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined in good faith by the Board of Directors of the corporation. Notwithstanding the preceding: (i) an Option which is granted or repriced at an exercise price equal to the last reported sales price of a share of Common Stock on the Nasdaq Stock Market on the date of grant or repricing shall be considered to have been granted or repriced at the Market Price on the date of grant or repricing; and (ii) shares of Common Stock which are issued and sold in an underwritten registered public offering shall be considered to have been issued and sold at the Market Price.

“Notice” is defined in Section 10 hereof.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Purchase Price” means $5.984.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

“Preferred Stock” means each class or series of preferred shares or stock now existing or hereafter created by the corporation.

“Pro Rata Stock Event” is defined in Section 4.3 hereof.

“Series A Dividends” is defined in Section 1.1 hereof.

“Series A Preferred Stock” is defined in Section 1.1 hereof.

“Subsidiary” means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned such Person and/or one or more subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest at the time or which such Person has more than 50% of the voting power or otherwise has the right to control.

IN WITNESS, I have executed and subscribed this Certificate of Designations and do confirm the foregoing as true under the penalty of perjury this     day of January, 2004.

THE IMMUNE RESPONSE CORPORATION, a Delaware corporation

By
Name: John M. Bonfiglio, Ph.D.
Title: President and Chief Executive Officer